SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                       January 15, 2003 (January 15, 2003)
                Date of Report (Date of earliest event reported)

                             OHIO VALLEY BANC CORP
             (Exact name of registrant as specified in its charter)

                                      Ohio
                 (State or other jurisdiction of incorporation)

                               0-20914 31-1359191
          (Commission file number) (IRS Employer Identification Number)

                    420 Third Avenue, Gallipolis, Ohio 45631
               (Address of principal executive offices) (Zip code)

       Registrant's telephone number, including area code: (740) 446-2631

                                 Not Applicable
         (Former name or former address, if changed since last report.)





                            Exhibit Index at Page 4.

Item 1. Changes in Control of Registrant.
         Not applicable.

Item 2. Acquisition or Disposition of Assets.
         Not applicable.

Item 3. Bankruptcy or Receivership.
         Not applicable.

Item 4. Changes in Registrant's Certifying Accountant.
         Not applicable.

Item 5. Other Events.
      On January 15, 2003, Ohio Valley Banc Corp issued a news release announcing its earnings for the fourth quarter and year-to-date periods ending December 31, 2002. The information contained in the news release, which is attached as Exhibit 99 to this Form 8-K, is incorporated herein by this reference.

Item 6. Resignations of Registrant's Directors.
         Not applicable.

Item 7. Financial Statements and Exhibits.

         (a)      Financial statements of business acquired:
                           Not applicable.

         (b)      Pro forma financial information:
                           Not applicable.

         (c)      Exhibits:
                  99 Press release of Ohio Valley Banc Corp dated January 15, 2003, announcing the company's earnings for the fourth quarter and year-to-date periods ending December 31, 2002.

Item 8. Change in Fiscal Year.
         Not applicable.

Item 9. Sales of Equity Securities Pursuant to Regulation S.
         Not applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                 OHIO VALLEY BANC CORP


Date: January 15, 2003                           By /s/ Jeffrey E. Smith
                                                 -------------------------------
                                                 Jeffrey E. Smith, President and
                                                 Chief Executive Officer

                                  EXHIBIT INDEX



Exhibit Number                                      Description
--------------                                      -----------
     99 Press release of Ohio Valley Banc Corp dated January 15, 2003, announcing the company's earnings for the fourth quarter and year-to-date periods ending December 31, 2002.

                                   Exhibit 99


                 Ohio Valley Banc Corp Continues Earnings Growth

Gallipolis, Ohio, January 15, 2003

Ohio Valley Banc Corp [Nasdaq: OVBC] reported consolidated net earnings for the quarter ended December 31, 2002, of $1,661,000 representing an increase of 17.6 percent over the same time period last year. Earnings per share for the fourth quarter of 2002 were $.48, up 17.1 percent from the $.41 earned the fourth quarter of 2001. For the fiscal year ended December 31, 2002, consolidated net earnings were $5,675,000, up 15.9 percent compared to $4,895,000 a year ago. Earnings per share were $1.64 for 2002 versus $1.41 last year, an increase of
16.3 percent.

Contributing to OVBC's double-digit earnings growth was strong net interest income growth. For the fourth quarter of 2002, net interest income increased $752,000 or 11.9 percent over the prior year fourth quarter. For the fiscal year ended December 31, 2002, net interest income improved $3,611,000 or 15.5 percent over last year. The increase in net interest income was the result of strong loan growth which kept total interest income unchanged despite falling interest rates combined with a decline in total interest expense of $3,425,000 or 14.1 percent. The Company's net interest income has benefited from the current interest rate environment and is reflected in the net interest margin which improved to 4.35 percent year-to-date for 2002 from 4.29 percent the prior year.

Providing additional revenue growth was positive gains in noninterest income. For the three months ended December 31, 2002, noninterest income increased $137,000 over the prior year fourth quarter and on a year-to-date basis noninterest income was up $505,000 or 9.8% from 2001. Income from deposit and loan service fees, bank owned life insurance and gain on sale of mortgage loans provided a majority of the growth in revenue.

For the fourth quarter of 2002, noninterest expense totaled $4,241,000, which is a decline of $118,000 or 2.7 percent compared to the same time period last year. On a year-to-date basis, noninterest expense totaled $19,175,000 in 2002, an increase of $1,004,000 or 5.5 percent compared to $18,171,000 the previous year. Salaries and employee benefits, OVBC's largest noninterest expense grew $826,000 or 8.4 percent for fiscal year 2002, as compared to the same time period in 2001. The increase was related to annual merit increases, incentive-based compensation and the rising cost of medical insurance. Impacting the 2002 year-to-date results was the charge off of fraudulent checks during the second quarter with the impact net of recoveries being $374,000 on other noninterest expense. The remaining noninterest expense categories have declined or increased minimally from 2001. OVBC's efficiency ratio continues to improve driven by revenue growth (net interest income plus noninterest income) of 14.5 percent versus total expense growth of 5.5 percent. The efficiency ratio was 58.1 percent for 2002, as compared to 62.5 percent the prior year.

For the fiscal year 2002, the Company's provision for loan losses increased $1,967,000 over the same time period last year in relation to an increase in net charge-offs of $2,014,000. During 2002, Management emphasized asset quality by charging off nonperforming loans, particularly commercial and installment loans. Nonperforming loans at December 31, 2002 stood at $8,032,000 compared to $6,310,000 at year end 2001. The increase in nonperforming loans was the result of a single commercial line which was discussed in the third quarter's earnings release. This line represented .70 percent of total loans which increased nonperforming loans as a percentage of total loans to 1.44 percent for the year ending December 31, 2002 compared to 1.24 percent at year end 2001. The allowance for loan losses stood at $7,069,000 or 1.26 percent of total loans at December 31, 2002, which included a specific allocation of $450,000 for the commercial line mentioned above. The 1.26 percent allowance for loan losses for December 31, 2002 compares to 1.23 percent at year end 2001. Management has increased the ratio of allowance to total loans based on an increase in nonperforming loans and the continued uncertainty of economic conditions. While management is comfortable that the allowance for loan losses is adequate to absorb future losses inherent in the loan portfolio, management is prepared to increase the allowance should economic conditions dictate.

Total assets increased $61,357,000 or 9.7 percent from year end 2001 to reach $696,356,000 at December 31, 2002. Driving asset growth was an increase in total loans of $50,901,000 or 10.0 percent from 2001. For 2002, loan growth has exceeded management's expectations, particularly in commercial real estate and indirect automobile lending. Funding came primarily from deposits which are up $41,543,000 or 9.1 percent from December 31, 2001. A significant portion of the deposit growth occurred in NOW accounts and time deposits.

President and CEO Jeff Smith stated, "We are pleased with the double-digit earnings growth delivered by our employees for the fourth quarter and fiscal year 2002 which reflects our commitment to increasing financial performance. We will continue to focus on revenue growth, expense control and asset quality to make Ohio Valley a more efficient company. By doing so, we will continue to enhance shareholder value by improving return on equity which increased to 11.85 percent for 2002 from 10.80 percent the same time period last year."

Ohio Valley Banc Corp common stock is traded on the NASDAQ Stock Market under the symbol OVBC. The holding company owns three subsidiaries: Ohio Valley Bank, Loan Central, and Ohio Valley Financial Services Agency. Learn more about Ohio Valley Banc Corp at www.ovbc.com.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

                              Three months ended           Twelve months ended
                                 December 31,                  December 31,
                              2002         2001             2002         2001
                           ----------   ----------       ----------   ----------
PER SHARE DATA
  Earnings per share           $0.48        $0.41            $1.64        $1.41
  Dividend per share           $0.17        $0.32            $0.67        $0.79
  Book value per share        $14.55       $13.42           $14.55       $13.42
  Dividend payout ratio        35.27%       78.01%           40.79%       55.84%
  Weighted average shares
   outstanding             3,453,944    3,444,312        3,458,300    3,461,856

PERFORMANCE RATIOS
  Return on average equity     13.35%       12.10%           11.85%       10.80%
  Return on average assets      0.95%        0.90%            0.85%        0.83%
  Net interest margin           4.33%        4.34%            4.35%        4.29%
  Efficiency Ratio             50.07%       55.64%           58.14%       62.47%
  Average Earning Assets
   (in 000's)               $654,929     $585,069         $628,811     $552,980

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

                                     Three months ended     Twelve months ended
(in $000's)                              December 31,            December 31,
                                       2002       2001         2002       2001
                                    ---------  ---------    ---------  ---------
Interest income:
     Interest and fees on loans      $11,201     11,060       $43,947     43,321
     Interest and dividends on
      securities                         955        976         3,824      4,264
          Total interest income       12,156     12,036        47,771     47,585
Interest expense:
     Deposits                          3,662      4,373        15,129     19,281
     Borrowings                        1,441      1,362         5,681      4,954
          Total interest expense       5,103      5,735        20,810     24,235
Net interest income                    7,053      6,301        26,961     23,350
Provision for loan losses              1,974      1,338         5,470      3,503
Noninterest income:
     Service charges on deposit
      accounts                           817        773         3,118      3,003
     Trust fees                           50         54           215        222
     Income from bank owned insurance    172        166           684        596
     Other                               477        386         1,617      1,308
          Total noninterest income     1,516      1,379         5,634      5,129
Noninterest expense:
     Salaries and employee benefits    2,596      2,397        10,641      9,815
     Occupancy expense                   315        312         1,274      1,255
     Furniture and equipment expense     269        335         1,083      1,141
     Data processing expense              50         89           484        496
     Other                             1,011      1,226         5,693      5,464
          Total noninterest expense    4,241      4,359        19,175     18,171
Income before income taxes             2,354      1,983         7,950      6,805
Income taxes                             693        570         2,275      1,910
NET INCOME                            $1,661      1,413        $5,675      4,895

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in 000's)                                   December 31,        December 31,
                                                 2002                2001
                                           ----------------     ----------------
ASSETS
Cash and noninterest-bearing
 deposits with banks                            $18,826              $17,288
Federal funds sold                                4,625                9,000
     Total cash and cash equivalents             23,451               26,288
Interest-bearing balances with banks              1,505                1,264
Securities available-for-sale                    75,264               61,559
Securities held-to-maturity
  (estimated fair value:  2002 -
  $14,834 , 2001 - $14,421)                      13,990               13,973
Total loans                                     559,561              508,660
  Less:  Allowance for loan losses               (7,069)              (6,251)
     Net loans                                  552,492              502,409
Premises and equipment, net                       8,247                8,702
Accrued income receivable                         3,144                3,420
Intangible assets, net                            1,226                1,267
Bank owned life insurance                        12,673               12,089
Other assets                                      4,364                4,028
          Total assets                         $696,356             $634,999

LIABILITIES
Noninterest-bearing deposits                    $58,997              $56,735
Interest-bearing deposits                       438,407              399,126
     Total deposits                             497,404              455,861
Securities sold under agreements to
 repurchase                                      33,052               29,274
Other borrowed funds                             95,435               90,856
Obligated mandatorily redeemable
 capital securities of subsidiary trust          13,500                5,000
Accrued liabilities                               6,590                7,708
          Total liabilities                     645,981              588,699

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value,
 10,000,000 shares authorized; 2002 -
 3,620,335 shares issued,
 2001 - 3,579,250 shares issued)                  3,620                3,579
Additional paid-in capital                       30,092               29,207
Retained Earnings                                19,339               15,979
Accumulated other comprehensive income            1,439                1,043
Treasury stock at cost (2002 -
157,115 shares, 2001 - 129,990 shares)           (4,115)              (3,508)
          Total shareholders' equity             50,375               46,300
               Total liabilities and
                 shareholders' equity           $696,356            $634,999


Contact:    Scott Shockey or Chris Petro
            1-800-468-6682 or (740) 446-2631